CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees

GE Funds

We consent to the use of our report, dated November 22, 2006, for the GE U.S. Equity Fund, GE Value Equity Fund, GE Small-Cap Equity Fund (formerly GE Small-Cap Value Equity Fund), GE Global Equity Fund, GE International Equity Fund, GE Premier Growth Equity Fund, GE Strategic Investment Fund, GE Government Securities Fund, GE Short-Term Government Fund, GE Tax-Exempt Fund, GE Fixed Income Fund, and GE Money Market Fund, each a series of GE Funds, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “Independent Registered Public Accountants” in the Statement of Additional Information.

Boston, Massachusetts

January 24, 2007